SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Amendment No. 3)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Ibis Technology Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    450909106
                                 (CUSIP Number)


                                January 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 450909106                                            Page 2 of 6 Pages
--------------------------------------------------------------------------------
1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gilder Gagnon Howe & Co. LLC
           13-3174112
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                                  (b)   [ ]
--------------------------------------------------------------------------------
3)         SEC USE ONLY

--------------------------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
--------------------------------------------------------------------------------
           NUMBER                    5)      SOLE VOTING POWER
           OF                                None
           SHARES                  ---------------------------------------------
           BENEFICIALLY              6)      SHARED VOTING POWER
           OWNED BY                          None
           EACH                    ---------------------------------------------
           REPORTING                 7)      SOLE DISPOSITIVE POWER
           PERSON                            None
           WITH                    ---------------------------------------------
                                     8)      SHARED DISPOSITIVE POWER
                                             1,213,395
--------------------------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,213,395
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [ ]
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           15.0%
--------------------------------------------------------------------------------
12)        TYPE OF REPORTING PERSON
           BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

Ibis Technology Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

32 Cherry Hill Drive
Danvers, MA  01923

Item 2(a).        Name of Person Filing:

Gilder Gagnon Howe & Co. LLC

Item 2(b).        Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).        Citizenship:

New York

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

450909106

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [x] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) [ ]   Investment    Adviser   in   accordance   with   ss.
                            240.13d-1(b)(1)(ii)(E)

                  (f) [ ]   Employee   benefit   plan  or   endowment   fund  in
                            accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) [ ]   Parent   Holding   Company  or  control   person  in
                            accordance with ss.240.13d-1(b)(ii)(G)

                  (h) [ ] Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) [ ] Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ]   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:  1,213,395

                  (b)      Percent of class:  15.0%

                  (c)      Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote:
                                  None

                           (ii)   Shared power to vote or to direct the vote:
                                  None

                           (iii) Sole power to dispose or to direct the disposition of: None

                           (iv) Shared power to dispose or to direct the disposition of: 1,213,395

The shares reported include 1,213,395 shares held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares.

Item 5.           Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The owners of the accounts in which the shares reported on this schedule are held have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.           Identification and Classification of Members of the Group.

Not applicable

Item 9.           Notice of Dissolution of Group.

Not applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                                       February 10, 2000
                                                       -------------------
                                                             Date


                                                       /s/ Walter Weadock
                                                       -------------------
                                                           Signature


                                                       Walter Weadock, Member
                                                       ----------------------
                                                            Name/Title